Exhibit 10.26

AMENDMENT NUMBER 1 TO
THE MCCLATCHY COMPANY
LONG-TERM INCENTIVE PLAN

The McClatchy Company sponsors The McClatchy Company Long-Term Incentive Plan (the “Plan”) as amended and restated as of January 1, 2005.  The Plan is hereby amended, effective January 29, 2008, subject to approval of the shareholders of the Company at the next annual shareholders meeting, and set forth below:

1.	Section 2(n) is amended and restated in its entirety with respect to outstanding and future awards as follows:

“Pre-Tax Earnings Per Share” means the Company’s consolidated earnings per share before taxes, as reported in the Company’s audited financial statements, but adjusted to exclude the gain or loss on the sale of a major asset of the Company and any extraordinary items.

2.	Section 3(b) is amended with respect to outstanding and future awards by replacing the first paragraph as follows:

Conversion of Units.  The Units granted to an Executive for a Performance Period shall be converted into his or her Award as of the March 1 next following the close of such Performance Period.  The Award shall be equal to the number of the Executive’s Units times $1 times the number of percentage points (including fractions but not to exceed 100) by which the Pre-Tax Earnings Per Share increase from Performance Period to Performance Period.  In no event shall an Award exceed $3 million for any Performance Period.

3.	Except as amended above, the Plan shall remain in full force and effect.